Exhibit 99.1

CONTACT:	Investor Relations 404-715-6679 Corporate Communications 404-715-2554

Delta Air Lines Reports Monthly Results for October 2006

ATLANTA, November 30, 2006 - Delta Air Lines (Other OTC: DALRQ) today filed its Monthly Operating Report for October 2006 with the U.S. Bankruptcy Court for the Southern District of New York. Key points include:

•	Delta’s October 2006 net loss was $88 million, a $213 million improvement over October 2005.
•	October 2006 net loss before reorganization items was $64 million.
•	October 2006 operating loss was $9 million, a $187 million improvement over October 2005.
•	As of October 31, 2006, Delta had $3.8 billion of cash, cash equivalents and short-term investments, of which $2.7 billion was unrestricted.

Delta reported a net loss of $88 million in the month of October 2006, compared to a net loss of $301 million in October 2005. Delta’s net loss before reorganization items was $64 million for October 2006, a $196 million improvement versus the prior year period. Delta’s operating loss of $9 million, a $187 million improvement over October 2005, includes the $43 million negative impact of fuel hedges for the month. As of October 31, 2006, Delta had $3.8 billion of cash, cash equivalents and short-term investments, of which $2.7 billion was unrestricted.

Restructuring Progress
In September 2005, Delta announced a comprehensive restructuring plan intended to deliver an additional $3 billion in annual financial benefits through revenue improvements and cost reductions by the end of 2007. During the month of October, Delta demonstrated its continuing progress in restructuring its business, as follows:

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Delta made significant improvements in its unit revenue performance by restructuring its overall network and rebalancing the mix of domestic and international flying. Delta’s length of haul adjusted consolidated passenger unit revenue (PRASM) increased 15.1% for October 2006 versus October 2005, as compared to the industry average PRASM increase of 6.2% over the same period.

•
Delta reduced its operating expenses by 6.9% on a capacity reduction of 4.5%, resulting in a 2.5% reduction in consolidated unit costs in October 2006 compared to October 2005. Mainline non-fuel CASM was 7.12 cents for the month, a 4.1% improvement year over year.

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“Delta is making strong progress on every front - solid revenue increases, meaningful cost reductions, and continually improving customer service and products,” said Edward H. Bastian, Delta’s executive vice president and chief financial officer.  “The momentum that has been created by these achievements reinforces our confidence that we will emerge from bankruptcy as a strong, independent, stand-alone competitor in today’s global industry.”

Important Financial Disclosure
We believe that our currently outstanding common stock will have no value and will be canceled under any plan of reorganization we propose, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

About Delta
Delta Air Lines offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 290 destinations in 46 countries. With more than 50 new international routes added in the last year, Delta is America’s fastest growing international airline and is a leader across the Atlantic with flights to 28 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers more than 400 weekly flights to 49 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 445 worldwide destinations in 92 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to

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appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues, including our ability to reduce our pilot labor costs to the level called for by our business plan and possible strikes or job actions by unionized employees; our ability to implement our business plan successfully; the cost of aircraft fuel; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K, filed on March 27, 2006 and its Form 10-Q, filed on November 9, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

We believe that our currently outstanding common stock will have no value and will be canceled under any plan of reorganization we propose, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of November 30, 2006, and which Delta has no current intention to update.

Note 1: The following table shows a reconciliation of certain financial measures adjusted for the items shown below.

	For the	For the
	Month Ended	Month Ended
	October 31, 2006	October 31, 2005
(in cents)
PRASM	10.40	9.25
Length of haul adjustment to industry average for applicable period	(0.41)	(0.57)
Length of haul adjusted PRASM	9.99	8.68

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Delta presents length of haul adjusted PRASM because management believes this provides a more meaningful comparison due to changes in Delta’s route network.

	For the	For the
	Month Ended	Month Ended
	October 31, 2006	October 31, 2005
(in cents)
Mainline CASM	10.44	10.94
Items excluded:
Fuel expense	3.32	3.52
Mainline CASM excluding fuel expense	7.12	7.42

Delta presents mainline CASM excluding fuel expense because management believes high fuel prices mask the progress that Delta achieved toward its business plan targets.

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